Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 26, 2012, with respect to the financial statements and supplemental schedule included in the Annual Report on Form 11-K for the year ended December 31, 2010 of Devon Energy Corporation Savings Incentive Plan, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

January 26, 2012